Exhibit 18


February 2, 1999



NS Group, Inc.
Ninth & Lowell Streets
Post Office Box 1670
Newport, Kentucky 41072

RE: Form 10-Q Report for the quarter ended December 26, 1998

Ladies and Gentlemen:

This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

We have been informed that, as of September 27, 1998, the Company changed from the LIFO method of accounting for inventory at its Newport Steel Corporation subsidiary to the FIFO method. According to the management of the Company, this change was made to more appropriately cost inventory in light of continuing decreases in prices for scrap steel, a significant raw material component of inventory, as well as technological innovations in recent years that have significantly altered, or will significantly alter, production costs on a permanent basis, including the expected impact of the new electric arc furnace installed at Newport in February 1999.

A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

We are of the opinion that the Company's change in method of accounting is to an acceptable alternative method of accounting, which, based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgment and business planning of your management.

We have not audited the application of this change to the financial statements of any period. Further, we have not examined and do not express any opinion with respect to your financial statements as of and for the three months ended December 26, 1998.

Very truly yours,


ARTHUR ANDERSEN LLP